Exhibit 99.3

U.S. Offer to Exchange

American Depositary Shares (“ADSs”)

of

Arcelor S.A.

by

Mittal Steel Company N.V.

Pursuant to the U.S. Prospectus Dated [•], 2006

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT [•], NEW YORK CITY TIME, ON [•], 2006, UNLESS THE U.S. OFFER IS EXTENDED OR UNLESS IT LAPSES OR IS WITHDRAWN PRIOR TO THAT TIME.

[•], 2006

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Mittal Steel Company N.V., a public limited company incorporated in The Netherlands (“Mittal Steel”), to act as Dealer Managers in the United States in connection with its offer (the “Offer”) for all shares of common stock of Arcelor S.A., a Luxembourg public limited liability company (société anonyme) (“Arcelor”), issued as of February 6, 2006, or issued prior to expiration of the initial acceptance period (or any subsequent offering period, as described in the U.S. Prospectus, as defined herein), upon conversion of Convertible Bonds, as defined herein, or upon exercise of Arcelor stock options granted prior to February 6, 2006, or in exchange for Usinor shares issued upon the exercise of Usinor stock options granted prior to February 6, 2006, and such other shares to which Mittal Steel may extend the Offer as described in its U.S. prospectus, dated [•], 2006 (the “U.S. Prospectus”) (all such shares, the “Arcelor Shares”); all Arcelor American Depositary Shares (“Arcelor ADSs”) (each Arcelor ADS representing one share of common stock of Arcelor) that represent Arcelor Shares; and all convertible bonds, known as OCEANEs, of Arcelor issued in June 2002 and maturing on June 27, 2017 outstanding on February 6, 2006 (the “Convertible Bonds”). Terms used herein but not defined shall have the same meaning as in the ADS Letter of Transmittal.

Mittal Steel is conducting the Offer through two separate offers: an offer open to all holders of Arcelor Shares and Convertible Bonds who are U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended) and to all holders of Arcelor ADSs, wherever located (the “U.S. Offer”); and an offer open to (i) holders of Arcelor Shares and Convertible Bonds who are located in Belgium, France, Luxembourg and Spain and (ii) holders of Arcelor shares and Convertible Bonds who are located outside of Belgium, France, Luxembourg, Spain, Japan, The Netherlands and the United States to the extent that such holders may participate in such offer pursuant to applicable local laws and regulations (the “European Offer”). The U.S. Offer and European Offer have identical terms and conditions other than the date of commencement and the duration of the initial acceptance period. The U.S. Offer is being made by means of the U.S. Prospectus.

The Offer is comprised of both a “primary” mixed cash and exchange offer (the “Primary Offer”) and two “secondary” capped offers, one for cash only and the other for class A common shares of Mittal Steel only (the “Secondary Offers”). Pursuant to the Primary Offer, Mittal Steel is offering to exchange (i) one (1) class A common share of Mittal Steel and €10.05 in cash for each Arcelor Share or Arcelor ADS tendered and (ii) one (1) class A common share of Mittal Steel and €12.92 in cash for each Arcelor Convertible Bond tendered, in each case, subject to the terms and conditions set forth in the U.S. Prospectus and the ADS Letter of Transmittal, as each may be amended or supplemented from time to time. Pursuant to the Secondary Offers, Mittal Steel is offering to exchange (i) €36.69 in cash for each Arcelor Share or Arcelor ADS tendered or (ii) 1.3773 class A common shares of Mittal Steel for each Arcelor Share or Arcelor ADS tendered, in each case, subject to the terms and conditions set forth in the U.S. Prospectus and the ADS Letter of Transmittal, as each may be amended or supplemented from time to time. The consideration offered in each of the Primary Offer and the Secondary Offers is subject to automatic adjustment detailed under “The Offer—Terms and Conditions of the Offer—Offer Scope and Consideration” in the U.S. Prospectus. The cash consideration paid to tendering holders of Arcelor ADSs will be in U.S. dollars, converted using the noon buying rate, as published by the Federal Reserve Bank of New York, on the business day prior to the settlement date, less any required withholding taxes and without interest thereon to holders of Arcelor ADSs.

Please furnish copies of the enclosed materials to those of your clients for whose account you hold Arcelor ADSs in your name or in the name of your nominee.

Enclosed herewith are the following documents:

1.	The U.S. Prospectus.

2.	A printed form of a letter that may be sent to your clients for whose account you hold Arcelor ADSs in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with respect to the Arcelor ADSs tendered.

3.	The ADS Letter of Transmittal to be used by holders of Arcelor ADSs in accepting the U.S. Offer and tendering Arcelor ADSs. Holders may also use the ADS Letter of Transmittal to make an election as to their participation in the Primary Offer or the Secondary Offers, as described above.

4.	The ADS Notice of Guaranteed Delivery to be used by holders of Arcelor ADSs to accept the U.S. Offer if Arcelor ADRs evidencing such Arcelor ADSs are not immediately available, if they cannot be delivered along with all other required documents to the ADS Centralizing Agent, or if the procedures for book-entry transfer cannot be completed or time will not permit all required documents to reach the ADS Centralizing Agent prior to the expiration of the U.S. Offer.

Convertible Bonds and Arcelor Shares not represented by Arcelor ADSs may not be tendered by means of the enclosed ADS Letter of Transmittal and ADS Notice of Guaranteed Delivery, which are exclusively for use in respect of Arcelor Shares represented by Arcelor ADSs. If your U.S. clients are holders of Arcelor Shares or Convertible Bonds, they should use a Share Form of Acceptance or Convertible Bond Form of Acceptance to tender securities into the U.S. Offer by following the instructions set forth in the relevant form. Additional information can be obtained from D.F. King & Co., Inc., the Information Agent for the Offer, at (800) 347-4857.

We urge you to contact your clients as promptly as possible.

Please note the following:

1.	The U.S. Offer is being made to all U.S. holders of Arcelor Shares and Convertible Bonds, and to all holders of Arcelor ADSs, wherever they reside. Mittal Steel will, upon the terms and subject to the conditions of the U.S. Offer as set forth in the U.S. Prospectus, the related ADS Letter of Transmittal, the Share Forms of Acceptance and the Convertible Bond Form of Acceptance, as each may be amended or supplemented from time to time, accept for exchange the Arcelor Shares, the Arcelor ADSs and the Convertible Bonds validly tendered and not withdrawn before the Expiration Date of the U.S. Offer. The term “Expiration Date” means [•], New York City Time, on [•], 2006, or, if the U.S. Offer is extended by Mittal Steel, the latest time and date at which the U.S. Offer, as so extended, will expire. See “The Offer—Terms and Conditions of the Offer” in the U.S. Prospectus.

2.	Mittal Steel is offering holders of Arcelor ADSs the option to participate in both the Primary Offer and the Secondary Offers, as described above. Holders of Arcelor ADSs are not required to make any election or to make the same election for all of the Arcelor ADSs that they tender. Holders may specify their election by completing the relevant portion of the ADS Letter of Transmittal and submitting it to the ADS Centralizing Agent prior to the expiration of the U.S. Offer. Tendering Arcelor ADS holders who have not properly completed and submitted an election in the ADS Letter of Transmittal prior to that time will automatically be deemed to have elected to participate exclusively in the Primary Offer. Arcelor ADS holders who make an election to participate in the Secondary Offers will not be informed of the exact allocation of Mittal Steel class A common shares and/or the amount of cash they will receive until settlement of the Offer.

The Secondary Offers of the European Offer and the U.S. Offer, on a combined basis, are subject to a pro-ration and allocation procedure that will ensure that, in the aggregate (subject to adjustment in certain events, as more fully described in the U.S. Prospectus), the portion of the tendered Arcelor Shares and Arcelor ADSs that are exchanged for Mittal Steel class A common shares and the portion of the tendered Arcelor Shares and Arcelor ADSs that are exchanged for cash (excluding the effect of the treatment of fractional shares that would otherwise be issued and the impact of any adjustment to the Offer consideration) will be 72.6% and 27.4%, respectively, on a combined basis for the U.S. Offer and the European Offer. For additional information regarding the pro-ration and allocation adjustments, see “The Offer—Terms and Conditions of the Offer” in the U.S. Prospectus.

4.	Mittal Steel is using the U.S. Prospectus to make the U.S. Offer, and is using a different document to make the European Offer.

5.	The U.S. Offer and withdrawal rights will expire upon the Expiration Date. If Mittal Steel decides to provide a subsequent offering period, holders of Arcelor ADSs who did not exchange prior to the Expiration Date will have an opportunity to accept the U.S. Offer during such subsequent offering period. Mittal Steel will publicize any subsequent offering period and the related expiration date.

6.	Mittal Steel is not responsible for any transfer taxes, fees or other expenses incurred by holders with respect to the tender, exchange and sale of Arcelor ADSs pursuant to the U.S. Offer. If the U.S. Offer is withdrawn, all reasonable expenses incurred by the holders of Arcelor ADSs for the purpose of tendering Arcelor ADSs in the U.S. Offer, as well as the costs associated with the return of such Arcelor ADSs to such holders, shall be borne by Mittal Steel as described under “The Offer—Fees and Expenses” in the U.S. Prospectus.

Financial intermediaries will be paid a fee, net of tax, of €0.20 per Arcelor Share or Arcelor ADS tendered into the U.S. Offer, in a minimum amount of €10 per account and up to a maximum amount of €200 per account. This fee will not be paid in the event that the U.S. Offer is withdrawn or, subject to applicable regulation, lapses. Any demands for the foregoing fee must be made in writing on or prior to the date that is five days following the Expiration Date. Such fee will also apply to Arcelor Shares or Arcelor ADSs tendered for a financial intermediary’s own account.

If payment of the cash consideration is to be made to any person other than the registered owner(s), or if tendered ADSs are registered in the name of any person other than the person(s) signing the ADS Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered owners(s) or such person(s)) payable on account of the transfer to such person will be deducted from the cash consideration unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted.

If ADSs are delivered to the office of the ADS Centralizing Agent in New York, tendering holders may be required to submit satisfactory evidence of the payment of any applicable New York State stock transfer tax. In addition, Arcelor ADS holders who fail to complete and sign the Form W-9 contained in the ADS Letter of Transmittal if they are a United States person (or a Form W-8 if they are not a United States person) may be subject to U.S. federal income tax backup withholding at a rate of 28%. See Instruction 15 of the ADS Letter of Transmittal.

7.	If ADRs evidencing a holder’s Arcelor ADSs are not immediately available, if the ADRs cannot be delivered along with all other required documents to the ADS Centralizing Agent, or if the procedures for book-entry transfer cannot be completed or time will not permit all required documents to reach the ADS Centralizing Agent prior to the expiration of the U.S. Offer, holders of Arcelor ADSs may accept the U.S. Offer by following the procedures for guaranteed delivery, as described under “The Offer—Procedures for Tendering Arcelor Securities—Procedures for Tendering Arcelor ADSs—Guaranteed Delivery” in the U.S. Prospectus.

8.	If the Offer is successful, the final settlement date will be set in accordance with acceptable practice in the jurisdictions in which the European Offer is being made at a date approximately 13 business days following the Expiration Date, as extended if applicable, in order to allow for the allocation of the consideration on an account-by-account basis by each financial intermediary concerned. On the settlement date, the new Mittal Steel class A common shares to be delivered and the cash consideration to be paid in exchange for Arcelor ADSs tendered through the ADS Centralizing Agent will be deposited with the ADS Centralizing Agent. These will be transferred to the holders of Arcelor ADSs by the ADS Centralizing Agent. The cash consideration will be paid to tendering holders of Arcelor ADSs in U.S. dollars, converted using the noon buying rate, as published by the Federal Reserve Bank of New York, on the business day prior to the settlement date, less any required withholding taxes and without interest thereon to holders of Arcelor ADSs. For further information, see “The Offer—Delivery of New Mittal Steel Shares and Cash—Arcelor ADS” in the U.S. Prospectus.

9.	The Offer is subject to the condition that the number of Arcelor Shares tendered in the Offer (including Arcelor ADSs) represents, on the date of public announcement of the results of the Offer, more than 50% of the total issued share capital and voting rights of Arcelor, on a fully diluted basis. Mittal Steel has reserved the right to waive this condition at any time until the announcement of the results of the Offer. Information on this waiver, this condition to the consummation of the Offer and other conditions precedent to the Offer is discussed under “The Offer—Terms and Conditions of the Offer—Conditions to the Offer; Possible Withdrawal of Offer” in the U.S. Prospectus.

10.	Should any Arcelor Shares remain outstanding after completion of the Offer, Mittal Steel will consider various options to acquire all of Arcelor’s remaining share capital, including through any available compulsory buy-out procedure, merger or other corporate reorganization. As of May 22, 2006, Luxembourg law provides that if Mittal Steel acquires 95% of the capital carrying voting rights and 95% of the voting rights of Arcelor, Mittal Steel could require the remaining shareholders of Arcelor to sell their shares to Mittal Steel. For further information, see “The Offer— Intentions of Mittal Steel Regarding Corporate Governance and Corporate Structure—Intentions regarding Minority Buy-Out and Delisting” in the U.S. Prospectus.]

Notwithstanding any other provisions of the Offer, in all cases, the exchange of Arcelor ADSs accepted pursuant to the U.S. Offer will be made only after timely receipt by the ADS Centralizing Agent of (a) ADRs evidencing (or a timely book-entry confirmation (as defined under “The Offer—Procedures for Tendering Arcelor Securities— Procedures for Tendering Arcelor ADSs—Arcelor ADSs in Book-Entry Form” in the U.S. Prospectus) with respect to) such Arcelor ADSs, (b) an ADS Letter of Transmittal (or a manually executed copy thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the ADS Letter of Transmittal and as set forth in the U.S. Prospectus) in lieu of the ADS Letter of Transmittal), and (c) any other documents required by the ADS Letter of Transmittal. Under no circumstances will interest be paid by Mittal Steel on the cash or shares to be provided in exchange for the Arcelor ADSs, regardless of any extension of the U.S. Offer or any delay in making such exchange.

Mittal Steel will pay certain fees to financial intermediaries for the tender of Arcelor Shares and Arcelor ADSs into the U.S. Offer. For more information about these fees, see paragraph 6 above. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

Your prompt action is requested; we urge you to contact your clients as promptly as possible. The U.S. Offer and withdrawal rights will expire at [•], New York City Time, on [•], 2006, unless the U.S. Offer is extended, or unless it lapses or is withdrawn prior to that time.

Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the Information Agent at the address and telephone number set forth below and in the U.S. Prospectus. Additional copies of the enclosed materials will be furnished at Mittal Steel’s expense.

Very truly yours,

Goldman, Sachs & Co.

Citigroup Global Markets, Inc.

Credit Suisse Securities (USA) LLC

HSBC Securities (USA) Inc.

SG Americas Securities, LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF MITTAL STEEL, THE INFORMATION AGENT, THE ADS CENTRALIZING AGENT OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE U.S. OFFER NOT CONTAINED IN THE U.S. PROSPECTUS OR THE ADS LETTER OF TRANSMITTAL.

The Information Agent for the Offer is:

D. F. KING & CO., INC.

48 Wall Street

New York, New York 10005

Call Toll Free: 1 (800) 347-4857

Banks and Brokers Call: 1 (212) 269-5550